Adopted November 21, 2025
AMENDED AND RESTATED BYLAWS
OF
YUM! BRANDS, INC.
Article 1 -OFFICES
Section 1.Offices. The principal office of YUM! Brands, Inc. (the “Corporation”) in the State of North Carolina shall be in the City of Raleigh. The Corporation may have offices at such other places, either within or without the State of North Carolina, as the Board of Directors may from time to time determine or as the business of the Corporation may require.
Article 2 -MEETINGS OF SHAREHOLDERS
Section 1.Place of Meeting. Meetings of Shareholders shall be held at such places, either within or without the State of North Carolina, as shall be designated in the notice of the meeting.
Section 2.Annual Meeting. The annual meeting of Shareholders shall be held on such date and at such time as the Board of Directors shall determine each year in advance thereof, for the purpose of electing Directors of the Corporation and the transaction of such business as may be a proper subject for action at the meeting. An annual meeting of Shareholders may be postponed, cancelled or rescheduled by the Board of Directors.
Section 3.Special Meetings.
(a)Special meetings of the Shareholders (i) may be called by the Board of Directors and (ii) shall be called by the Secretary of the Corporation upon a timely request in proper written form from holders of record of at least 25% of the outstanding Common Shares entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”) as of the record date fixed by the Board of Directors in accordance with Section 3(c) below (the “Requested Record Date”). To be timely for purposes of the foregoing clause (ii), the request to call a special meeting must be delivered to the Secretary at the principal executive offices of the Corporation not later than the sixtieth (60th) day following the Requested Record Date. Any such Shareholder request shall be filed with the Secretary of the Corporation and otherwise made in accordance with, and subject to, this Section 3 and applicable law. Subject to the rights of the holders of any Preferred Shares, special meetings of the Shareholders may not be called by any other person or persons. Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Any special meeting of Shareholders that has been called by the Board of Directors may be postponed, cancelled or rescheduled by the Board of Directors.
(b)No Shareholder may request that the Secretary call a special meeting of Shareholders pursuant to Section 3(a)(ii) unless a holder of record of Common Shares of the Corporation (together with any beneficial owner of Common Shares on whose behalf such written request was made, the “Record Date Requesting Person”) has first submitted a request in writing that the Board of Directors fix a Requested Record Date for the purpose of determining the Shareholders entitled to request that the Secretary call such special meeting. Such written request shall include as to the Record Date Requesting Person, each Associated Person (as defined below, but substituting “Record Date Requesting Person” in all places where “Proposing Person” appears in such definition), and the business desired to be brought before the special meeting, the information that would be set forth in a notice provided under Section 7 or Section 8 of this Article 2, as applicable, as if such business were to be considered at an annual meeting of Shareholders, except substituting “Record

Date Requesting Person” in all places where “Proposing Person” appears in Section 7 or Section 8 of this Article 2, as applicable.
(c)Within ten (10) business days after the Secretary receives a request to fix a Requested Record Date in proper form and otherwise in compliance with this Section 3 from a Record Date Requesting Person, the Board of Directors shall adopt a resolution fixing a Requested Record Date for the purpose of determining the Shareholders entitled to request that the Secretary call a special meeting, which date shall not precede the date upon which the resolution fixing the Requested Record Date is adopted by the Board of Directors. Notwithstanding anything in this Section 3(c) to the contrary, no Requested Record Date shall be fixed if the Board of Directors determines that the request or requests that would otherwise be submitted following such Requested Record Date could not comply with the requirements set forth in Section 3(f)(v) below.
(d)To be in proper written form, a request to call a special meeting (a “Special Meeting Request”) from a Shareholder or Shareholders holding the Requisite Percentage (together with any beneficial owner of Common Shares on whose behalf such request was made, a “Requesting Shareholder”) must be signed and dated by each such Shareholder requesting the meeting, or a duly authorized agent of such Requesting Shareholder, and shall include, (i) a brief description of the business desired to be brought before the special meeting (including, without limitation, the matters proposed to be acted on at the special meeting), and (ii) unless such person is a Solicited Shareholder, as to (A) each Requesting Shareholder, (B) each Associated Person (as defined below, but substituting “Requesting Shareholder” in all places where “Proposing Person” appears in such definition), and (C) the business or nomination desired to be brought before the special meeting, the information that would be set forth in a notice provided under Section 7 or Section 8 of this Article 2 if such business were to be considered at an annual meeting of Shareholders. Each Requesting Shareholder (except for any Solicited Shareholder) shall comply with the obligations set forth in Sections 9(b) and (c) of Article 2 of these Bylaws with respect to the Special Meeting Request, except that for purposes of this Section 3(d), the term “Requesting Shareholder” shall be substituted for the term “Proposing Person” in all places that it appears in Section 9(b) and (c) of Article 2. For purposes of these Bylaws, a “Solicited Shareholder” shall mean a Shareholder that has provided a request to call a special meeting in response to a solicitation made pursuant to, and in accordance with, the Exchange Act.
(e)Special meetings of Shareholders shall be held at such date, time and location as determined by the Board of Directors; provided, however, that within ten (10) days following the date on which the Secretary has received a proper Special Meeting Request, the Board of Directors shall fix the record date and meeting date, time and location for the special meeting of Shareholders; provided, further, that the date of any such special meeting shall be not more than ninety (90) days after the Special Meeting Request is received by the Secretary of the Corporation. Subject to the foregoing provisions of this Section 3, the record date for the special meeting of Shareholders shall be fixed in accordance with Section 5 of Article 7 below, and the Board of Directors shall provide notice of the special meeting of Shareholders in accordance with Section 4 below.
(f)Notwithstanding the foregoing provisions of this Section 3, a special meeting requested by Shareholders shall not be called or held if:
(i)the Board of Directors calls or has called an annual or special meeting of Shareholders to be held within ninety (90) days after the Secretary receives a Special Meeting Request if the Board of Directors determines in good faith that the business of such meeting includes business that is substantially the same as, or substantially similar to such business (a “Similar Item”),
(ii)an annual or special meeting was held within one hundred and twenty (120) days before the date on which the Special Meeting Request was delivered to the Secretary that included a Similar Item with such determination being made in good faith by the Board of Directors,
(iii)the business proposed to be brought before the special meeting did not appear on the written request that resulted in the determination of the Requested Record Date,
(iv)the Special Meeting Request does not comply with this Section 3, or

(v)the request relates to an item of business that is not a proper subject for shareholder action under applicable law, was made in a manner that involved a violation of applicable law, or otherwise does not comply with applicable law.
(g)No business shall be presented by a Shareholder at a special meeting of Shareholders except business described in the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to Shareholders at any special meeting. If the presiding person of a special meeting determines that business was not properly brought before the special meeting in accordance with these Bylaws, the presiding person shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
(h)In determining whether a special meeting of Shareholders has been requested by the holders of record of the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each such request identifies substantially the same business to be brought before the special meeting (as determined in good faith by the Board of Directors), and (ii) such requests have been dated and delivered to the Secretary within sixty (60) days of the Requested Record Date.
(i)Any Shareholder may revoke a request for a special meeting at any time prior to the special meeting of Shareholders by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If, at any time after receipt by the Secretary of a proper request for a special meeting of Shareholders, there are no longer valid requests from Shareholders holding in the aggregate at least the Requisite Percentage, whether because of revoked requests, transfers of Common Shares or otherwise, the Board of Directors, in its discretion, may cancel the special meeting.
(j)Any written notice, update or other information required to be delivered by a Shareholder to the Corporation pursuant to this Section 3 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.
Section 4.Notice of Meetings. At least 10 and no more than 60 days prior to any annual or special meetings of Shareholders, the Corporation shall notify Shareholders of the date, time and place of the meeting and, in the case of a special meeting or where otherwise required by the Articles of Incorporation or by statute, shall briefly describe the purpose or purposes of the meeting. Only business within the purpose or purposes described in the notice may be conducted at a special meeting. Unless otherwise required by the Articles of Incorporation or by statute, the Corporation shall be required to give notice only to Shareholders entitled to vote at the meeting. If an annual or special Shareholders’ meeting is adjourned to a different date, time or place, notice thereof need not be given if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed pursuant to Section 5 of Article 7 hereof, notice of the adjourned meeting shall be given to persons who are Shareholders as of the new record date. If mailed, notice shall be deemed to be effective when deposited in the United States mail with postage thereon prepaid, correctly addressed to the Shareholders’ address shown in the Corporation’s current record of Shareholders.
Section 5.Quorum, Presiding Person. Except as otherwise prescribed by statute, the Articles of Incorporation or these Bylaws, at any meeting of the Shareholders of the Corporation, the presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat shall constitute a quorum for the transaction of business. In the absence of a quorum at such meeting or any adjournment or adjournments thereof, the holders of record of a majority of such shares so present in person or by proxy and entitled to vote thereat may adjourn the meeting from time to time until a quorum shall be present. In addition to the foregoing, the person presiding at the meeting may adjourn any meeting of the Shareholders of the Corporation for any reason, whether or not a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Meetings of Shareholders shall be presided over by the Chair of the Board, or, if the Chair is not present, by an officer or Director who shall be designated to serve in such capacity by the Board. The Secretary of the Corporation, or an Assistant Secretary designated by the person presiding at the meeting, shall act as Secretary of the meeting. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of Shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the presiding person of any meeting of Shareholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting, (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules, regulations and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to Shareholders of record of the Corporation, their duly authorized proxies or such other persons as the presiding person of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (vi) limitations on the time allotted to questions or comments by participants; (vii) removal of any Shareholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (viii) the conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (ix) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (x) rules, regulations or procedures for compliance with any state or local laws or regulations including those concerning safety, health and security; (xi) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (xii) any rules, regulations or procedures as the presiding person may deem appropriate regarding the participation by means of remote communication of Shareholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication.
Section 6.Voting. Except as otherwise prescribed by statute, the Articles of Incorporation or these Bylaws, at any meeting of the Shareholders of the Corporation, each Shareholder shall be entitled to one vote in person or by proxy for each share of voting capital stock of the Corporation registered in the name of such Shareholder on the books of the Corporation on the date fixed pursuant to these Bylaws as the record date for the determination of Shareholders entitled to vote at such meeting. No proxy shall be voted after eleven (11) months from its date unless said proxy provides for a longer period. Shares of its voting capital stock belonging to the Corporation shall not be voted either directly or indirectly. The vote for the election of Directors, other matters expressly prescribed by statute, and, upon the direction of the presiding person of the meeting, the vote on any other question before the meeting, shall be by ballot.
Section 7.Notice of Shareholder Proposal.
(a)No business may be transacted at an annual meeting of Shareholders, other than business properly brought before the meeting. To be properly brought before an annual meeting, business must be:
(i)specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof);
(ii)otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or
(iii)otherwise properly brought before the annual meeting by any Shareholder of the Corporation who (A) is a Shareholder of record on the date of the giving of the notice provided for in this Section 7 through the time of the meeting; (B) is entitled to vote at the meeting; and (C) complies with the notice procedures set forth in this Section 7 and Section 9 of this Article 2.
Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a Shareholder to propose business to be brought before an annual meeting of the Shareholders. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Section 8 or Section 10, as applicable, of this Article 2, and this Section 7 shall not be applicable to nominations except as expressly provided in Section 8 or Section 10 of this Article 2, as applicable.
(b)In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must be a proper matter for Shareholder action. To be timely, a Proposing Person’s (as defined below) notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than one hundred twenty (120) days prior to and not later than the Close of Business ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not less than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a Proposing Person’s notice must be so received not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the Close of Business on the later of (i) ninety (90) days prior to such annual meeting and (ii) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or Public Disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.
(c)To be in proper written form, a Proposing Person’s notice to the Secretary must set forth:
(i)as to each matter such Proposing Person proposes to bring before the annual meeting:
(A)a brief description of the business desired to be brought before the annual meeting and the reasons such Proposing Person proposes that such business be brought before the annual meeting and any material interest of such Proposing Person in such business;
(B)the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Articles of Incorporation or these Bylaws, the text of the proposed amendment); and
(C)all other information relating to such business that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies by such Proposing Person or any Associated Person (each as defined below) in support of such proposed business pursuant to Section 14 under the Exchange Act;
(ii)as to each Proposing Person and each Associated Person:
(A)the name and address of such Proposing Person and each Associated Person, including as they appear on the Corporation’s books and records (as applicable);
(B)the class or series and number of shares of capital stock or other securities of the Corporation which are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;
(C)the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Proposing Person or any Associated Person and any pledge by such Proposing Person or any Associated Person with respect to any of such securities;
(D) (I) a description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Proposing Person or any Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Proposing Person or any Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock other securities of the Corporation of the Corporation (each, a “Derivative Instrument”) and (II) all other information relating to Derivative Instruments held, owned or entered into by such Proposing Person and any Associated Person that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Proposing Person or any Associated Person in support of the business proposed by such Proposing Person, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Exchange Act if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the Corporation under the Exchange Act;
(E)any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), of such Proposing Person or, to the knowledge of such Proposing Person (or the beneficial owner(s) on whose behalf such Proposing Person is submitting a notice to the Corporation), any Associated Person in the Corporation or any affiliate thereof or in the proposed business or nomination(s) to be brought before the meeting by such Proposing Person, other than an interest arising from the ownership of Corporation securities where such Proposing Person or such Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(F)a description of all agreements, arrangements or understandings, written or oral, (I) between or among such Proposing Person and any Associated Person or (II) between or among such Proposing Person or, to the knowledge of such Proposing Person, any Associated Person and any other person or entity (naming each such person or entity), in each case relating to acquiring, holding, voting or disposing of any securities of the Corporation, including any proxy (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Exchange Act by way of a solicitation statement filed on Schedule 14A), and including any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has given or received a right to vote, directly or indirectly, any shares of capital stock or other securities of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Exchange Act by way of a solicitation statement filed on Schedule 14A);
(G)any direct or indirect interest (other than solely as a result of security ownership) of such Proposing Person or, to the knowledge of such Proposing Person, any Associated Person in any agreement with the Corporation, any affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement);
(H)any rights to dividends on the shares of capital stock or other securities of the Corporation owned beneficially by such Proposing Person or any Associated Person that are separated or separable from the underlying shares of capital stock or other securities of the Corporation;
(I)any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Proposing Person or any Associated Person (I) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;
(J)a representation that (I) neither such Proposing Person nor any Associated Person has breached any agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (II) such Proposing Person and each Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 7;

(K)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Proposing Person or any Associated Person with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Proposing Person or any Associated Person pursuant to Item 5 or Item 6 of Schedule 13D; and
(L)any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the contested solicitations of proxies in support of the proposal pursuant to the Exchange Act;
provided, however, that the disclosures described in the foregoing subclauses (A) through (L) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (any such entity, an “Exempt Party”);
(iii)a description of any pending or, to the knowledge of such Proposing Person, threatened legal proceeding or investigation in which such Proposing Person or any Associated Person is a party or participant directly involving or directly relating to the Corporation or, to the knowledge of such Proposing Person, any current or former officer, director or affiliate of the Corporation;
(iv)a representation that such Proposing Person intends to appear or cause a Qualified Representative (as defined below) of such Noticing Party to appear in person or by proxy at the annual meeting to bring such business before the meeting and an acknowledgment that, if such Proposing Person (or a Qualified Representative of such Proposing Person) does not appear to present such business at such meeting, the Corporation need not present such business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;
(v)a representation from such Proposing Person as to whether such Proposing Person or any Associated Person intends or is part of a group (as such term is used in Rule 13d-5 under the Exchange Act) that intends to engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to such business, and, if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation, and
(vi)identification of the names and addresses of other Shareholders (including beneficial owners) known by such Proposing Person to provide financial support of the business submitted by such Proposing Person and, to the extent known, the class and number of shares of the Corporation’s capital stock owned beneficially or of record by such other Shareholders.
(d)In addition to the information required pursuant to the foregoing provisions of this Section 7, the Corporation may require any Proposing Person to furnish such other information that would reasonably be expected to be material to a reasonable Shareholder’s understanding of (i) the solicitation of proxies from the Corporation’s Shareholders by the Proposing Person or any Associated Person or (ii) any item of business proposed by such Proposing Person. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Proposing Person within ten (10) days after it has been requested by the Corporation.
Section 8.Notice of Shareholder Nominations of Directors.
(a)Only persons who are nominated by the Board of Directors, or by a Shareholder in accordance with the procedures in Section 3 of this Article 2, this Section 8 or the procedures in Section 10 of this Article 2, shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of Shareholders, or at any special meeting of Shareholders called for the purpose of electing Directors, (i) if specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) if otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (iii) by any Shareholder of the Corporation, who (A) is a Shareholder of record on the date of the giving of the notice provided for in this Section 8 through the time of the meeting; (B) is entitled to vote at the meeting; and (C) complies with the notice procedures set forth in this Section 8 and Section 9.
Except as provided in Section 10 of this Article 2, and other than pursuant to a special meeting called in compliance with Section 3 of this Article 2, the foregoing clause (iii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual or special meeting. Nothing in this Section 8 shall be deemed to affect any rights of the holders of any series of Preferred Shares to elect directors pursuant to any applicable provisions of the Articles of Incorporation.
(b)In addition to any other applicable requirements, for a nomination to be made by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely with respect to an annual meeting of Shareholders, a Proposing Person’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the Close of Business one hundred twenty (120) days prior to and not later than the Close of Business ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not less than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a Proposing Person’s notice must be so received not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the Close of Business on the later of (i) ninety (90) days prior to such annual meeting and (ii) the Close of Business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or Public Disclosure of the date of the annual meeting was made, whichever first occurs. To be timely with respect to a special meeting of Shareholders called for the purpose of electing Directors, a Proposing Person’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than one hundred and twenty (120) days prior to and not later than the Close of Business on the later of (i) ninety (90) days prior to such special meeting and (ii) the Close of Business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or Public Disclosure of the date of the special meeting was made, whichever first occurs. In no event shall an adjournment, recess, postponement, judicial stay or rescheduling of an annual or special meeting of Shareholders (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of a Proposing Person’s notice as described above.
(c)To be in proper written form, a Proposing Person’s notice to the Secretary must set forth:
(i)as to each person whom the Proposing Person proposes to nominate for election as a Director (a “Proposed Nominee”):
(A)the name, age, business address and residence address of Proposed Nominee;
(B)the principal occupation or employment of Proposed Nominee;
(C)a description of all direct and indirect compensation and other material agreements, arrangements and understandings, written or oral, and any other material relationships during the past three (3) years between or among such Proposed Nominee, on the one hand, and any Proposing Person or any Associated Person (other than such Proposed Nominee), on the other hand, or that such Proposed Nominee knows any of such Proposed Nominee’s associates has with any Proposing Person or any Associated Person, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S−K promulgated by the SEC if such Proposing Person and any

Associated Person were the “registrant” for purposes of such rule and such Proposed Nominee were a director or executive officer of such registrant;
(D)a description of any business or personal interests that would reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries;
(E)the date(s) of first contact between the Proposing Person or any Associated Person, on the one hand, and the Proposed Nominee, on the other hand, with respect to any proposed nomination(s) of any person(s) (including the Proposed Nominee) for election as a director of the Corporation;
(F)any other information relating to such Proposed Nominee or Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act;
(G)a written representation and agreement of such Proposed Nominee (in the form to be provided by the Secretary within ten (10) days after receiving a written request therefor from any shareholder of record) that such Proposed Nominee:
(I)consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and intends to serve a full term as a Director if elected,
(II)understands their duties as a Director under the North Carolina Business Corporation Act and agrees to act in accordance with those duties while serving as a Director,
(III)is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a Director, will act or vote as a Director on any issue or question to be decided by the Board of Directors that has not been disclosed to the Corporation, or any agreement, arrangement or understanding that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law,
(IV)is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, and has not and will not receive any such compensation or other payment from any person or entity other than the Corporation, in each case only in connection with such Proposed Nominee’s service or action as a director or nominee with respect to the Corporation and except as has been disclosed to the Secretary of the Corporation,
(V)if elected as a Director, will comply with all applicable laws and stock exchange listing standards and the Corporation’s policies and guidelines applicable to Directors, and
(VI)will provide facts and other information in all communications with the Corporation and its Shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(H)a completed and signed questionnaire with respect to the background and qualifications of such Proposed Nominee (in the form to be provided by the Secretary within ten (10) days after receiving a written request therefor from any Shareholder of record);
(ii)all of the information with respect to each Proposing Person and each Associated Person set forth in Section 7(c)(ii) through (vi) (with any references to “business” referring to “nominations of the Proposed Nominees” for purposes of this clause); and
(iii)a representation from such Proposing Person as to whether such Proposing Person or any person with whom it is acting intends or is part of a group that intends to (A) solicit proxies in support of the election of any Proposed Nominee in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any Proposed Nominee, and, if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation.
(d)In addition to the information required pursuant to the foregoing provisions of this Section 8, the Corporation may require any Proposing Person to furnish such other information that would reasonably be expected to be material to a reasonable Shareholder’s understanding of (i) the solicitation of proxies from the Corporation’s Shareholders by the Proposing Person or any Associated Person or (ii) the eligibility, suitability or qualifications of a Proposed Nominee to serve as a Director of the Corporation or the independence, or lack thereof, of such Proposed Nominee under applicable listing standards, SEC rules and publicly disclosed Board standards. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Proposing Person within ten (10) days after it has been requested by the Corporation.
(e)If any Shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Shareholder shall deliver to the Corporation, no later than ten (10) business days prior to the applicable meeting, a written certification (and upon request by the Corporation, reasonable evidence as determined by the Corporation in its sole discretion) that it has met the requirements of Rule 14a-19 under the Exchange Act. Notwithstanding anything herein to the contrary, if (A) any Proposing Person or any Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee(s) and (B) (1) such Proposing Person or Associated Person subsequently either (x) notifies the Corporation that such Proposing Person or Associated Person no longer intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person or Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (2) no other Proposing Person or Associated Person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee(s) (x) to the Corporation’s knowledge based on information provided pursuant to Rule 14a-19 under the Exchange Act or these Bylaws, still intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and the requirements set forth in the following sentence, then the Corporation shall disregard any proxies or votes solicited for such Proposed Nominee(s) regardless of the person or entity who solicited such proxies, notwithstanding that proxies may have been received by the Corporation. Upon request by the Corporation, if any Proposing Person or any Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Proposing Person shall deliver to the Secretary, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.
Section 9.Additional Procedures for Shareholder Nominations and Proposals.
(a)No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in Section 3, Section 8 or Section 10 of this Article 2, and this Section 9, and no business shall be conducted at a meeting of Shareholders except pursuant to Rule 14a-8 under the Exchange Act and business brought by a Shareholder in accordance with the procedures set forth in Section 3 or Section 7 of this Article 2 and this Section 9, as applicable.

The number of Proposed Nominees a Shareholder may include in a notice under Section 8 of this Article 2 may not exceed the number of Directors to be elected at such meeting (based on Public Disclosure by the Corporation prior to the date of such notice), and for the avoidance of doubt, no Shareholder shall be entitled to identify any additional or substitute persons as Proposed Nominees following the expiration of the applicable time periods set forth in Section 8. Notwithstanding the foregoing provisions of Section 7 of this Article 2 or Section 9, as applicable, unless otherwise required by law, if the Proposing Person (or a Qualified Representative of the Proposing Person) does not appear at the meeting of Shareholders to present the business or nominations included in such Proposing Person’s notice, such proposed nomination and business shall be disregarded and no vote shall be taken with respect to such nomination or business, notwithstanding that proxies with respect to such vote may have been received by the Corporation. If the presiding person of the meeting determines that a nomination or submission of business was not made in accordance with the foregoing procedures, the presiding person shall declare to the meeting that the nomination or business was defective and such defective nomination or business shall be disregarded, notwithstanding that proxies with respect to such nomination or business may have been received by the Corporation.
(b)A Proposing Person shall further update such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to these Bylaws shall be true and correct in all material respects as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. Such update shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than Close of Business ten (10) days after the record date for the meeting (in the case of the update required to be made as of the record date), and not later than Close of Business eight (8) business days prior to the date for the meeting or, if the meeting is adjourned or postponed, on the first practicable date after any adjournment or postponement thereof (in the case of the update required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). Such update shall be made only to the extent that information has changed since such Proposing Person’s prior submission and clearly identify the information that has changed in any material respect since such Proposing Person’s prior submission. For the avoidance of doubt, any information provided pursuant to this paragraph shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered hereto and shall not extend the time period for the delivery of notice pursuant hereto. If a Proposing Person fails to provide any update in accordance with the foregoing provisions, the information as to which such written update relates may be deemed not to have been provided in accordance with these Bylaws.
(c)If any information submitted pursuant to Section 3, Section 7, Section 8 or Section 9 of this Article 2 by any Proposing Person shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with these Bylaws. A Proposing Person shall notify the Secretary in writing at the principal executive offices of the Corporation of any material inaccuracy or change in any information submitted pursuant to Section 7, Section 8 or Section 9 of this Article 2 (including if any Proposing Person or any Associated Person no longer intends to solicit proxies from the Company’s Shareholders in accordance with the representations required above) within two (2) business days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Proposing Person. Upon written request of the Secretary or the Board (or a duly authorized committee thereof), any such Proposing Person shall provide, within seven (7) business days after delivery of such request (or such other period as may reasonably be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Proposing Person pursuant to these Bylaws, (B) a written affirmation of any information, and (C) a written update of any information (including written confirmation by such Proposing Person that they continue to intend to bring such business before the meeting) submitted by such Proposing Person pursuant to these Bylaws as of an earlier date. If a Proposing Person fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with these Bylaws.
(d)A Proposing Person shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in Section 7, Section 8 or Section 9 of this Article 2.

(e)Any written notice, update or other information required to be delivered by a Proposing Person to the Corporation pursuant to Section 7, Section 8, or Section 9 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.
(f)For the purposes of these Bylaws:
(i)“affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;
(ii)“Associated Person” shall mean, with respect to a Proposing Person:
(A)any person or entity who is a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such Proposing Person with respect to acquiring, holding, voting or disposing of any securities of the Corporation;
(B)any affiliate or associate of such Proposing Person;
(C)any participant (as defined in Instruction 3 to Item 4 of Schedule 14A) with such Proposing Person;
(D)any beneficial owner of shares of stock of the Corporation owned of record by such Proposing Person (other than a Proposing Person that is an Exempt Party); and
(E)any Proposed Nominee;
(iii)“Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day;
(iv)“Proposing Person” shall mean:
(A)the Shareholder providing notice of business or nominations, as applicable, proposed to be brought before a meeting of Shareholders; and
(B)the beneficial owner or beneficial owners of capital stock of the Corporation, if different, on whose behalf the notice of business or nominations, as applicable, proposed to be brought before such meeting;
(v)“Public Disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. In no event shall an adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of a Proposing Person’s notice as described above; and
(vi)“Qualified Representative” shall mean, with respect to a Proposing Person:
(A)a duly authorized officer, manager or partner of such Proposing Person; or
(B)a person authorized by a writing executed by such Proposing Person (or a reliable reproduction or electronic transmission of the writing) delivered by such Proposing Person to the Corporation prior to the making of any nomination or proposal at a meeting of Shareholders stating that such person is authorized to act for such Proposing Person as proxy at the meeting of Shareholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of Shareholders.
Section 10.Proxy Access.

(a)Whenever the Board of Directors solicits proxies with respect to the election of Directors at an annual meeting of Shareholders, subject to the provisions of this Section 10, the Corporation shall include in its proxy statement for such annual meeting, (i) as a nominee, in addition to any persons nominated for election by the Board of Directors or any committee thereof, any person nominated for election (the “Proxy Access Nominee”) to the Board of Directors by a Shareholder, or group of no more than 20 Shareholders, that satisfies the requirements of this Section 10 (the “Eligible Shareholder”) and that timely submits the notice required by this Section 10 (the “Notice of Proxy Access Nomination”) requesting to have its nominee included in the Corporation’s proxy materials for such annual meeting pursuant to this Section 10 and (ii) the Required Information (defined below) concerning such person. No person or entity may be a member of more than one group of Shareholders constituting an Eligible Shareholder with respect to any annual meeting. For purposes of this Section 10, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation by the Eligible Shareholder concerning the Proxy Access Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Proxy Access Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.
(b)To be timely, the Notice of Proxy Access Nomination must be delivered to, or mailed to and received by, the Secretary of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days prior to the anniversary of the date that the Corporation issued its proxy statement for the immediately preceding annual meeting of Shareholders.
(c)The maximum number of Proxy Access Nominees nominated by all Eligible Shareholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of Shareholders (the “Nominee Limit”) shall not exceed twenty percent (20%) of the total number of Directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 10 (the “Final Proxy Access Nomination Date”) or if such amount is not a whole number, the closest whole number below twenty percent (20%). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Nominee Limit shall be calculated based on the number of Directors in office as so reduced. Any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 10 whom the Board of Directors decides to nominate as a nominee of the Board of Directors shall further reduce the Nominee Limit. Any Eligible Shareholder submitting more than one Proxy Access Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 10 shall rank such Proxy Access Nominees based on the order that the Eligible Shareholder desires such Proxy Access Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Proxy Access Nominees submitted by Eligible Shareholders pursuant to this Section 10 exceeds the maximum number of nominees provided for in this Section 10. In the event that the number of Proxy Access Nominees submitted by Eligible Shareholders pursuant to this Section 10 exceeds the maximum number of nominees provided for in this Section 10, the highest ranking Proxy Access Nominee who meets the requirements of this Section 10 from each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of Common Shares of the Corporation each Eligible Shareholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Proxy Access Nominee who meets the requirements of this Section 10 from each Eligible Shareholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in this Section 10, if the Corporation receives notice pursuant to Section 8 of this Article 2 that a Shareholder intends to nominate for election at such meeting a number of nominees greater than or equal to a majority of the total number of Directors to be elected at such meeting, no Proxy Access Nominees will be included in the Corporation’s proxy materials with respect to such meeting pursuant to this Section 10.
(d)If the Proxy Access Nominee or an Eligible Shareholder fails to continue to meet the requirements of this Section 10 or if a Proxy Access Nominee withdraws, dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a Director prior to the annual meeting: (i) the Corporation may, to the extent feasible, remove the name of the Proxy Access Nominee and the Statement from its proxy statement, remove the name of the Proxy Access Nominee from its form of proxy and/or otherwise communicate to its Shareholders that the Proxy Access Nominee will not be eligible for nomination at the annual meeting; and (ii) the Eligible Shareholder may not name another Proxy Access Nominee or, subsequent to the last day on which a Shareholder’s Notice of Proxy Access Nomination would be timely, otherwise cure in any way any defect preventing the nomination of the Proxy Access Nominee identified in the Notice of Proxy Access Nomination provided pursuant to this Section 10.
(e)For purposes of this Section 10, an Eligible Shareholder shall be deemed to “own” only those outstanding Common Shares of the Corporation as to which the Shareholder possesses both (i) the full voting and investment rights pertaining to the Common Shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such Common Shares; provided that the number of Common Shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such Shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such Shareholder or any of its affiliates for any purposes or purchased by such Shareholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Common Shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Shareholder’s or its affiliate’s full right to vote or direct the voting of any such Common Shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such Common Shares by such Shareholder or affiliate. A Shareholder shall “own” Common Shares held in the name of a nominee or other intermediary so long as the Shareholder retains the right to instruct how the Common Shares are voted with respect to the election of Directors and possesses the full economic interest in the Common Shares. A Shareholder’s ownership of Common Shares shall be deemed to continue during any period in which the Shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the Shareholder. A Shareholder’s ownership of Common Shares shall be deemed to continue during any period in which the Shareholder has loaned such Common Shares provided that the Shareholder has the power to recall such loaned Common Shares on three (3) business days’ notice and has recalled such loaned Common Shares as of the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation in accordance with this Section 10 and holds such Common Shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding Common Shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof, which determination shall be conclusive and binding.
(f)In order to make a nomination pursuant to this Section 10, an Eligible Shareholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the Corporation’s outstanding Common Shares (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation in accordance with this Section 10 and the record date for determining the Shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 10, the “Required Ownership Percentage” is three percent (3%) or more, and the “Minimum Holding Period” is three (3) years.
(g)Within the time period specified in this Section 10 for delivering the Notice of Proxy Access Nomination, an Eligible Shareholder must provide the following materials in writing to the Secretary of the Corporation:
(i)one or more written statements from the holder of record of the Common Shares owned by the Eligible Shareholder (and from each intermediary through which the Common Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the holder of record and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;
(ii)a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(iii)the information, representations and agreements that are the same as those that would be required to be set forth in a Shareholder’s notice of nomination pursuant to Section 8 of this Article 2;
(iv)a representation and agreement of the Eligible Shareholder that the Eligible Shareholder (including each member of any group of Shareholders that together is an Eligible Shareholder hereunder):
(A)acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,
(B)presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting,
(C)has not engaged and will not engage in any, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Proxy Access Nominee(s) or a nominee of the Board of Directors,
(D)agrees not to distribute to any Shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation,
(E)agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material and to file any such soliciting material with the SEC regardless of whether such filing is required under Regulation 14A under the Exchange Act, and
(F)will provide facts and other information in all communications with the Corporation and its Shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(v)a representation as to the Eligible Shareholder’s (including each member of any group of Shareholders that together is an Eligible Shareholder hereunder) intentions with respect to maintaining qualifying ownership of the Required Shares for at least one (1) year following the annual meeting;
(vi)an undertaking that the Eligible Shareholder agrees to:
(A)assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Shareholders or out of the information that the Eligible Shareholder provided to the Corporation; and
(B)indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any and all liabilities, losses and damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 10.
(h)Within the time period specified in this Section 10 for delivering the Notice of Proxy Access Nomination, each Eligible Shareholder and Proxy Access Nominee must deliver or cause to be delivered to the Secretary of the Corporation the written representation and agreement and questionnaire required to be provided by a Proposed Nominee pursuant to Section 8 of this Article 2.
(i)In the event that any information or communication provided by the Eligible Shareholder or the Proxy Access Nominee to the Corporation or its Shareholders ceases to be true and correct in any material respect or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Shareholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of such defect in such previously provided information or communication and of the information that is required to correct any such defect.
(j)The Corporation shall not be required to include, pursuant to this Section 10, a Proxy Access Nominee in its proxy materials for any meeting of Shareholders (i) for which the Secretary of the Corporation receives a notice that a Shareholder has nominated such Proxy Access Nominee for election to the Board of Directors pursuant to the advance notice requirements for Shareholder nominees for Director set forth in Section 8 of this Article 2, (ii) who is not independent under the listing standards of each principal U.S. exchange upon which the Common Shares of the Corporation are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of Directors, in each case as determined by the Board of Directors, (iii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Corporation’s Articles of Incorporation, the rules and listing standards of any exchange upon which the Common Shares of the Corporation are listed, or any applicable state or federal law, rule or regulation, (iv) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years or (vi) if such Proxy Access Nominee or the Eligible Shareholder (or any member of any group of Shareholders that together is such Eligible Shareholder) nominating such Proxy Access Nominee fails to comply with any of its obligations or breaches any of its representations made under or pursuant to these Bylaws.
(k)Notwithstanding anything to the contrary set forth herein, the Board of Directors or the presiding person of the annual meeting of Shareholders shall declare a nomination of a Proxy Access Nominee by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of the vote of Shareholders of such annual meeting may have been received by the Corporation, if (i) the Proxy Access Nominee and/or the nominating Eligible Shareholder (or any member of any group of Shareholders that together is such Eligible Shareholder) shall have failed to comply with any of its or their obligations or breached any of its or their representations under or pursuant to these Bylaws, as determined by the Board of Directors or the presiding person of the meeting or (ii) the nominating Eligible Shareholder (or a Qualified Representative of the Eligible Shareholder) does not appear at the meeting of Shareholders to present the nomination of such Proxy Access Nominee pursuant to this Section 10.
(l)Any Proxy Access Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (ii) does not receive votes cast in favor of such Proxy Access Nominee’s election equal to at least twenty-five (25%) of the number of Common Shares voted in such election, will be ineligible to be a Proxy Access Nominee pursuant to this Section 10 for the next two (2) annual meetings. For the avoidance of doubt, this Section 10 shall not prevent any Shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 8 of this Article 2.
Article 3 -BOARD OF DIRECTORS
Section 1.General Powers. Except as otherwise expressly provided in the Articles of Incorporation or by statute, the Board of Directors shall have the exclusive power and authority to direct management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision. Pursuant to authority conferred in the Articles of Incorporation, the Board of Directors shall have the exclusive power and authority to elect from time to time a Chair.
Section 2.Number, Term and Qualification. The number, term and qualification of Directors of the Corporation shall be as provided in the Articles of Incorporation. No person shall be eligible for election or appointment as a director unless such person has, within ten (10) days following any reasonable request therefor from the Board of Directors or any committee thereof, made himself or herself available to be interviewed by the Board of Directors (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a director or any other matter reasonably related to such person’s candidacy or service as a director of the Corporation.
Section 3.Removal. Directors may be removed from office only for the reasons, if any, specified in the Articles of Incorporation.
Section 4.Vacancies. Vacancies occurring in the Board of Directors shall be filled only as provided in the Articles of Incorporation.
Section 5.Compensation. Compensation for the services of Directors as such shall be determined exclusively by the Board of Directors as provided in the Articles of Incorporation.
Section 6.Chair. The Chair shall preside at meetings of the Board of Directors and the Shareholders and shall have such powers and perform such other duties as the Board may prescribe or as may be prescribed in these Bylaws. The Board may, in its discretion, designate a Chair as “Executive Chair.” Such Executive Chair shall have such powers and perform such other duties as the Board may prescribe or as may be prescribed for the Chair in these Bylaws. The Board may, in its discretion, designate the Chief Executive Officer as the Chair.
Article 4 -MEETINGS OF DIRECTORS
Section 1.Annual and Regular Meetings. All annual and regular meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in its discretion as provided in the Articles of Incorporation.
Section 2.Special Meetings. Special meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, or any two (2) Directors.
Section 3.Notice of Meetings. Unless the Board of Directors by resolution determines otherwise, all meetings of the Board of Directors may be held without notice of the date, time, place or purpose of any regular meeting of the Board of Directors. Special meetings of the Board of Directors shall be held on at least 24 hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Neither the business to be transacted at, nor the purpose of, any regular or special meetings of the Board need be specified in any notice of such meeting unless so required by law. The Secretary shall give such notice of any meetings called by the Board by such means of communication as may be specified by the Board.
Section 4.Quorum. A majority of the Directors in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.
Section 5.Manner of Acting. A majority of Directors who are present at a meeting at which a quorum is present will constitute the required vote to effect any action taken by the Board of Directors.
Section 6.Action Without Meeting. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents signed by each Director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. Action taken without a meeting is effective when the last Director signs the consent, unless the consent specifies a different effective date.
Section 7.Meeting by Communications Device. The Board of Directors may permit Directors to participate in any meeting of the Board of Directors by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present in person at the meeting.
Article 5 -COMMITTEES
Section 1.Election and Powers. The Board of Directors may appoint such committees with such members who shall have such powers and authority as may be determined by the Board as provided in the Articles of Incorporation. To the extent specified by the Board of Directors or in the Articles of Incorporation, each committee shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, except that no committee shall have authority to do the following:
(a)Authorize distributions.
(b)Approve or propose to Shareholders action required to be approved by Shareholders.
(c)Fill vacancies on the Board of Directors or on any of its committees.
(d)Amend the Articles of Incorporation.
(e)Adopt, amend or repeal the Bylaws.
(f)Approve a plan of merger not requiring Shareholder approval.
(g)Authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board of Directors.
(h)Authorize or approve the issuance, sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits specifically prescribed by the Board of Directors.
Section 2.Removal; Vacancies. Unless the Board of Directors by resolution determines otherwise in accordance with authority specified in the Articles of Incorporation, any member of a committee may be removed at any time exclusively by the Board of Directors with or without cause, and vacancies in the membership of a committee as a result of death, resignation, disqualification or removal shall be filled by a majority of the whole Board of Directors. The Board may discharge any committee, either with or without cause, at any time.
Section 3.Meetings. The provisions of Article 4 governing meetings of the Board of Directors, action without meeting, notice, waiver of notice and quorum and voting requirements shall apply to the committees of the Board and its members to the extent not otherwise prescribed by the Board in the resolution authorizing the establishment of the committee.
Section 4.Minutes. Each committee shall keep minutes of its proceedings and shall report thereon to the Board of Directors at or before the next meeting of the Board.
Article 6 -OFFICERS
Section 1.Titles. Pursuant to authority conferred in the Articles of Incorporation, the Board of Directors shall have the exclusive power and authority to elect from time to time such officers of the Corporation, including a President, a Chief Executive Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a Chief Legal Officer, General Counsel, a Controller, a Treasurer, a Secretary, one or more Assistant Controllers, one or more Assistant Treasurers, and one or more Assistant Secretaries, and such other officers as shall be deemed necessary or desirable from time to time. The officers shall have the authority and perform the duties set forth herein or as from time to time may be prescribed by the Board of Directors. Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where action of two or more officers is required.
The officers of the Corporation may appoint one or more individuals to hold a title which includes Assistant or Deputy together with one of the officer titles indicated above. An individual holding such title by virtue of being so appointed rather than by virtue of being elected to such position by the Board of Directors shall not be an officer of the Corporation for purposes of the Articles of Incorporation or these Bylaws.
Section 2.Election; Removal. Pursuant to authority conferred in the Articles of Incorporation, the officers of the Corporation shall be elected exclusively by the Board of Directors and shall serve at the pleasure of the Board as specified at the time of their election, until their successors are elected and qualify, or until the earlier of their resignation or removal. Pursuant to authority conferred in the Articles of Incorporation, any officer may be removed by the Board at any time with or without cause.

Section 3.Compensation. Pursuant to authority conferred in the Articles of Incorporation, the compensation of the officers shall be fixed by the Board of Directors.
Section 4.General Powers of Officers. Except as may be otherwise provided in these Bylaws or in the North Carolina Business Corporation Act, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Chief Legal Officer, General Counsel, the Controller, the Treasurer, the Secretary, or any one of them, may (i) execute and deliver in the name of the Corporation, in the name of any division of the Corporation, or in both names, any agreement, contract, deed, instrument, power of attorney or other document pertaining to the business or affairs of the Corporation or any division of the Corporation, and (ii) delegate to any employee or agent the power to execute and deliver any such agreement, contract, deed, instrument, power of attorney or other document.
Section 5.Chief Executive Officer. The Chief Executive Officer of the Corporation shall report directly to the Board. Except in such instances as the Board may confer powers in particular transactions upon any other officer, and subject to the control and direction of the Board, the Chief Executive Officer shall manage the business and affairs of the Corporation and shall communicate to the Board and any committee thereof reports, proposals and recommendations for their respective consideration or action. The Chief Executive Officer may do and perform all acts on behalf of the Corporation.
Section 6.President. The President shall have such powers and perform such duties as the Board and the Chief Executive Officer (to the extent the Chief Executive Officer is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed by these Bylaws.
Section 7.Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall have such powers and perform such duties as the Board or the Chief Executive Officer (to the extent the Chief Executive Officer is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed by these Bylaws.
Section 8.Chief Financial Officer. The Chief Financial Officer shall have powers and perform such duties as the Board or the Chief Executive Officer (to the extent the Chief Executive Officer is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these Bylaws. The Chief Financial Officer shall present to the Board such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chief Executive Officer (to the extent the Chief Executive Officer is authorized by the Board of Directors to prescribe the authority and duties of other officers) may require and shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Chief Financial Officer.
Section 9.Controller. The Controller shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, capital and transactions of the Corporation. The Controller shall prepare such balance sheets, income statements, budgets and other financial statements and reports as the Board or the Chief Executive Officer or the Chief Financial Officer (to the extent they are authorized by the Board of Directors to prescribe the authority and duties of other officers) may require, and shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Controller.
Section 10.Treasurer. The Treasurer shall have the care and custody of all funds and securities of the Corporation except as may be otherwise ordered by the Board, and shall cause such funds (i) to be invested or reinvested from time to time for the benefit of the Corporation as may be designated by the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), or (ii) to be deposited to the credit of the Corporation in such banks or depositories as may be designated by the Board or by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), and shall cause such securities to be placed in safekeeping in such manner as may be designated by the Board or by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations).
(a)The Treasurer or such other person or persons as may be designated for such purpose by the Board or by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations) may endorse in the name and on behalf of the Corporation all instruments for the payment of money, bills of lading, warehouse receipts, insurance policies and other commercial documents requiring such endorsement.

(b)The Treasurer or such other person or persons as may be designated for such purpose by the Board or by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), (i) may sign all receipts and vouchers for payments made to the Corporation; (ii) shall provide a statement of the cash account of the Corporation to the Board as often as it shall require the same; and (iii) shall enter regularly in the books to be kept for that purpose full and accurate account of all moneys received and paid on account of the Corporation and of all securities received and delivered by the Corporation.
(c)The Treasurer shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Treasurer.
Section 11.Secretary. The Secretary shall keep the minutes of all meetings of the Shareholders, the Board and the Committees of the Board. The Secretary shall attend to the giving and serving of all notices of the Corporation, in accordance with the provisions of these Bylaws and as required by the laws of the State of North Carolina. The Secretary shall cause to be prepared and maintained (a) at the office of the Corporation a stock ledger containing the names and addresses of all Shareholders and the number of shares held by each, and (b) any list of Shareholders required by law to be prepared for any meeting of Shareholders. The Secretary shall be responsible for the custody of all stock books and of all unissued stock certificates. The Secretary shall be the custodian of the seal of the Corporation. The Secretary shall affix or cause to be affixed the seal of the Corporation, and when so affixed may attest the same and shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Secretary.
Section 12.Voting upon Securities. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or any Vice President shall have full power and authority on behalf of the Corporation to attend, act and vote at meetings of the security holders of any entity in which this Corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner, the Corporation might have possessed and exercised if present. The Board of Directors may by resolution from time to time confer such power and authority upon any person or persons.
Section 13.Continuing Determination by Board. All powers and duties of the officers shall be subject to a continuing determination by the Board of Directors.
Article 7 -CAPITAL STOCK
Section 1.Certificates. Unless the Board determines otherwise, shares of the capital stock of the Corporation shall be represented by certificates. The name and address of the persons to whom shares of capital stock of the Corporation are issued, with the number of shares and date of issue, shall be entered on the stock transfer records of the Corporation. Certificates for shares of the capital stock of the Corporation shall be in such form not inconsistent with the Articles of Incorporation of the Corporation as shall be approved by the Board of Directors. Each certificate shall be signed (either manually or by facsimile) by (a) the Chief Executive Officer, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer or (b) any two officers designated by the Board of Directors. Each certificate may be sealed with the seal of the Corporation or facsimile thereof.
Section 2.Transfer of Shares. Transfers of shares shall be made on the stock transfer records of the Corporation, and transfers shall be made only upon surrender of the certificate for the shares sought to be transferred by the holder of record or by a duly authorized agent, transferee or legal representative. All certificates surrendered for transfer or reissue shall be cancelled before new certificates for the shares shall be issued.
Section 3.Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars of transfers and may require all stock certificates to be signed or countersigned by the transfer agent and registered by the registrar.
Section 4.Regulations. The Board of Directors may make such rules and regulations as it deems expedient concerning the issue, transfer and registration of shares of capital stock of the Corporation.
Section 5.Fixing Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Board of Directors may fix in advance a date as the record date for the determination of Shareholders. The record date shall not be more than sixty (60) days before the meeting or action requiring a determination of Shareholders. A determination of Shareholders entitled to notice of or to vote at a Shareholders’ meeting shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting. If no record date is fixed for the determination of Shareholders, the record date shall be the day the notice of the meeting is mailed or the day the action requiring a determination of Shareholders is taken.
Section 6.Lost Certificates. In case of loss, theft, mutilation or destruction of any certificate evidencing shares of the capital stock of the Corporation, another may be issued in its place upon proof of such loss, theft, mutilation or destruction and upon the giving of an indemnity or other undertaking to the Corporation in such form and in such sum as the Board may direct.
Article 8 -GENERAL PROVISIONS
Section 1.Dividends and other Distributions. The Board of Directors may from time to time declare and the Corporation may pay dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by law.
Section 2.Seal. The seal of the Corporation shall be any form approved from time to time by the Board of Directors.
Section 3.Waiver of Notice. Whenever notice is required to be given to a Shareholder, Director or other person under the provisions of these Bylaws, the Articles of Incorporation or applicable statute, a waiver in writing signed by the person or persons entitled to the notice, whether before or after the date and time stated in the notice, and delivered to the Corporation, shall be equivalent to giving the notice.
Section 4.Depositaries. The Chief Executive Officer, the President, the Chief Financial Officer, and the Treasurer are each authorized to designate depositories for the funds of the Corporation deposited in its name or that of a division of the Corporation, or both, and the signatories with respect thereto in each case, and from time to time, to change such depositories and signatories, with the same force and effect as if each such depository and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Board; and each depositary designated by the Board or by the Chief Executive Officer, the President, the Chief Financial Officer, or the Treasurer shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Corporation setting forth the fact of such designation and of the appointment of the officers of the Corporation or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.
Section 5.Signatories. Unless otherwise designated by the Board or by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer, all notes, drafts, checks, acceptances and orders for the payment of money shall be (a) signed by the Treasurer or any Assistant Treasurer, and (b) countersigned by the Controller or any Assistant Controller, or either signed or countersigned by the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or any Vice President in lieu of either the officers designated in (a) or the officers designated in (b) of this Section 5.
Section 6.Proxies. Unless otherwise provided for by a resolution of the Board, the Chief Executive Officer, or any Vice President or Secretary or Assistant Secretary designated by the Board, may from time to time appoint an attorney or attorneys or agent or agents of the Corporation to cast, in the name and on behalf of the Corporation, the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as they may deem necessary or proper in the premises.
Section 7.Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.
Section 8.Amendments. These Bylaws may be amended or repealed by the Board of Directors, including any Bylaw adopted, amended, or repealed by the Shareholders generally. These Bylaws may be amended or repealed by the Shareholders even though the Bylaws may also be amended or repealed by the Board of Directors.

Section 9.Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum and venue for:
(a)any derivative action or proceeding brought on behalf of the Corporation;
(b)any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, Shareholder, employee or agent of the Corporation to the Corporation or the Corporation’s Shareholders, including a claim alleging the aiding and abetting of any such breach of fiduciary duty; any action asserting a claim against the Corporation or any current or former director, officer, Shareholder, employee or agent of the Corporation arising out of or relating to any provision of the North Carolina Business Corporation Act or the Corporation’s Articles of Incorporation or Bylaws or as to which the North Carolina Business Corporation Act confers jurisdiction upon the Mecklenburg County Superior Court (as defined below);
(c)any action asserting a claim governed by the internal affairs doctrine; or
(d)any other action asserting a claim against the Corporation or any current or former director, officer, Shareholder, employee or agent of the Corporation that relates to the “internal affairs” of the Corporation for purposes of Section 55-7-50 of the North Carolina Business Corporation Act, shall be the North Carolina General Court of Justice, Superior Court Division, with venue in Mecklenburg County, North Carolina (the “Mecklenburg County Superior Court”), or, if venue is not proper in the Mecklenburg County Superior Court, the North Carolina General Court of Justice, Superior Court Division, in any county in which venue is proper, or, if the North Carolina General Court of Justice lacks jurisdiction over any such action or proceeding, then the United States District Court located in the Western District of North Carolina. Any person or entity purchasing, otherwise acquiring or retaining any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 9 with respect to any current or future actions or claims.